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                                                                    Exhibit 23.1

                    [PricewaterhouseCoopers LLP Letterhead]

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Prospectus Supplement of GreenPoint Credit, LLC, relating to Manufactured Housing Contract Trust Pass-Through Certificates, Series 2000-4 of our report dated January 25, 2000, except for Note 18, as to which the date is March 14, 2000, on our audits of the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999. We also consent to the reference to our Firm under the caption "Experts."



                                    /s/ PricewaterhouseCoopers LLP



September 20, 2000